                                                                    EXHIBIT 99.1

PRESS RELEASE
================================================================================


SMITH INTERNATIONAL, INC.
P.O. BOX 60068
HOUSTON, TX 77205-0068
WEBSITE ADDRESS: smith.com

FOR RELEASE
Friday, April 23, 2004

Contact:  Margaret K. Dorman
          Chief Financial Officer
          (281) 443-3370


                   SMITH INTERNATIONAL, INC. REPORTS EARNINGS
                       OF $44.9 MILLION - MORE THAN DOUBLE
                          COMPARABLE PRIOR YEAR PERIOD

      HOUSTON, Texas (April 23, 2004)... Smith International, Inc. (NYSE: SII) today announced record earnings of $44.9 million, or 44 cents per share, for the first quarter of 2004. The Company's net income improved nine percent on a sequential quarter basis, after adjusting the fourth quarter's results for a three-cent charge related to its Distribution operations, and was more than twice last year's first quarter earnings of $21.7 million, which excludes a one-cent charge related to the adoption of a new accounting standard during the period. The majority of the sequential earnings growth was generated in Canada, attributable to the seasonal increase in drilling activity; however, improving financial performance in the Company's Distribution segment also had a favorable impact.

      Revenues for the three months ended March 31, 2004 were $1.0 billion, three percent above the fourth quarter of 2003 and 26 percent higher than the prior year period. Over 80 percent of the sequential revenue growth was reported in the Western Hemisphere, as higher North American land-based drilling activity was partially offset by continued weakness in the offshore markets. Eastern Hemisphere revenues grew two percent over the fourth quarter despite relatively flat activity levels influenced, in part, by the inclusion of several, large export orders. The revenue growth over the first quarter of 2003 benefited from a 20 percent increase in North American land-based drilling activity and improved business volumes in the Europe/Africa region, including the Norwegian sector of the North Sea and the Former Soviet Union ("FSU").

      M-I SWACO's first quarter revenues totaled $519.1 million, two percent above the fourth quarter of 2003 and 25 percent higher than the prior year period. On a sequential quarter basis, increased revenues associated with improved worldwide drilling activity were partially offset by reduced demand for higher-margin fluid products in the Western Hemisphere offshore markets due, in part, to the continued weakness in the U.S. Gulf. Compared to the prior year quarter, over 70 percent of the revenue growth was generated in areas outside of North America, reflecting new contract awards and increased exploration and production spending in Latin America, the North Sea and the FSU. To a lesser extent, increased North American land-based drilling activity also contributed to the year-over-year revenue variance.

      Smith Technologies reported revenues of $125.3 million, 14 percent higher on a sequential quarter basis and 36 percent above the March 2003 period. The significant revenue increase over the fourth quarter reflects a combination of improved activity levels, increased market penetration and, to a lesser extent, the inclusion of several, large international export orders. Non-export petroleum drill bit revenues increased 10 percent over the fourth quarter, more than twice the rate of improvement in the corresponding rig count, largely influenced by increased demand for new product introductions. The year-over-year revenue variance reflects the increase in global activity levels and, again, the delivery of several Eastern Hemisphere export orders. Excluding export business volumes, revenues grew approximately 27 percent driven by the continued strong performance of the North American operations.

      Smith Services' first quarter revenues totaled $111.1 million, a two percent improvement from the fourth quarter of 2003 and an increase of 17 percent over the prior year period. The sequential revenue improvement was reported in North America, reflecting increased demand for HEVI-WATE(TM) pipe and other drilling-related products and services. Lower customer spending in the North Sea, which impacted remedial product and service lines, served to mask the growth experienced throughout the North American market. Year-over-year, more than three-quarters of the revenue growth was reported in the Western Hemisphere benefiting from strong demand for remedial and drilling product and service lines. Excluding U.S. drill pipe orders, which declined by more than 50 percent from the prior year quarter, revenues grew 21 percent, significantly outpacing the change in corresponding activity levels.

      Distribution revenues were $262.3 million, a three percent increase from the December 2003 quarter and a 28 percent improvement over the prior year period. The sequential revenue growth was reported by CE Franklin Ltd., reflecting strong seasonal demand for maintenance, repair and operating supplies in Canada. Wilson's revenues declined approximately two percent from the fourth quarter, resulting from the completion of a large international engineering and construction ("E&C") project late last year. Compared to the prior year quarter, the Distribution energy sector operations grew in excess of the North American activity improvement and accounted for the majority of the revenue change. Industrial and downstream revenues increased 25 percent year-over-year benefiting from new contract awards in the refining and petrochemical markets and increased project spending by E&C customers.

      Commenting on the results, Chairman and CEO, Doug Rock stated, "Our operating people performed exceptionally in the first quarter, enabling Smith to report record revenues and earnings. Based on the first quarter results, we believe 2004 annual earnings of $1.80 to $1.90 per share should be a reasonable expectation for Smith - with most, if not all, of the increase over the current Thomson Financial consensus estimate expected to occur in the second half of the year."

      Loren Carroll, Executive Vice President, also noted that, "The first quarter's results provide us with a significant amount of momentum which should carryover into the rest of the year. Outside the seasonal impact of the Canadian break-up, we believe we'll continue to see a strengthening global business environment for our products and services. Although it's not a near-term event, we're encouraged by some of the spending plans of our larger customers scheduled to occur later this year."

      Smith International, Inc. is a leading worldwide supplier of premium products and services to the oil and gas exploration and production industry, the petrochemical industry and other industrial markets through its four principal business units - M-I SWACO, Smith Technologies, Smith Services and Wilson. The Company will host a conference call today beginning at 10:30 a.m. Central Time to review the quarterly results. Participants may join the conference call by dialing (706) 634-6555 and requesting the Smith

International, Inc. call. A replay of the conference call will also be available through Friday, April 30, 2004 by dialing (706) 645-9291 and entering conference call identification number "6311336".

      Certain comments contained in this news release concerning the anticipated financial results of the Company constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform
Act of 1995 and are subject to the safe harbor created by that Act. Whenever possible, the Company has identified these "forward-looking" statements by words such as "expect", "expected", "believe", "encouraged" and similar phrases. The forward-looking statements are based upon managements' expectations and beliefs and, although these statements are based upon reasonable assumptions, there can be no assurances that the Company's financial results will be as estimated. The Company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. For a discussion of factors, which could impact the Company's results, review the Smith International, Inc. Annual Report on Form 10-K for the year ended December 31, 2003 as filed with the Securities and Exchange Commission.

         Non-GAAP Financial Measures. The Company reports its financial results in accordance with generally accepted accounting principles ("GAAP"). However, management believes that certain non-GAAP performance measures and ratios utilized for internal analysis provide financial statement users meaningful comparisons between current and prior period results, as well as important information regarding performance trends. Certain information discussed in this press release and in the scheduled conference call could be considered non-GAAP measures. See the Supplementary Data - Schedule II in this release for the corresponding reconciliations to GAAP financial measures for the three months ended December 31, 2003 and March 31, 2004. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results.

         Financial highlights follow:

                            SMITH INTERNATIONAL, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)
                                   (Unaudited)

                                                                Three Months Ended
                                                                      March 31,
                                                         -----------------------------------
                                                             2004                    2003
--------------------------------------------------------------------------------------------
Revenues                                                 $ 1,017,788               $ 808,837
--------------------------------------------------------------------------------------------
Costs and expenses:
    Costs of revenues                                        703,786                 570,494
    Selling expenses                                         160,559                 137,128
    General and administrative expenses                       45,982                  38,061
--------------------------------------------------------------------------------------------

        Total costs and expenses                             910,327                 745,683
--------------------------------------------------------------------------------------------

Operating income                                             107,461                  63,154

Interest expense                                               9,439                  10,272
Interest income                                                 (365)                   (580)
--------------------------------------------------------------------------------------------

Income before income taxes, minority interests and
  cumulative effect of change in accounting principle         98,387                  53,462

Income tax provision                                          31,845                  16,840

Minority interests                                            21,692                  14,907
--------------------------------------------------------------------------------------------

Income before cumulative effect of change in
  accounting principle                                        44,850                  21,715

Cumulative effect of change in accounting principle               --                  (1,154)
--------------------------------------------------------------------------------------------

Net income                                               $    44,850               $  20,561
============================================================================================

Earnings per share before cumulative effect of
  change in accounting principle:
    Basic                                                $      0.44               $    0.22
============================================================================================
    Diluted                                              $      0.44               $    0.22
============================================================================================

Earnings per share after cumulative effect of
  change in accounting principle:
    Basic                                                $      0.44               $    0.21
============================================================================================
    Diluted                                              $      0.44               $    0.21
============================================================================================

Weighted average shares outstanding:
    Basic                                                    101,070                  99,265
============================================================================================
    Diluted                                                  102,504                 100,267
============================================================================================

                            SMITH INTERNATIONAL, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
                                   (Unaudited)

                                                               March 31,               December 31,
                                                                 2004                      2003
--------------------------------------------------------------------------------------------------
Current Assets:
    Cash and cash equivalents                                 $   45,063                $   51,286
    Receivables, net                                             832,968                   801,819
    Inventories, net                                             777,027                   739,627
    Other current assets                                          86,315                    87,064
--------------------------------------------------------------------------------------------------
        Total current assets                                   1,741,373                 1,679,796
--------------------------------------------------------------------------------------------------

Property, Plant and Equipment, net                               539,986                   534,871

Goodwill and Other Assets                                        883,443                   882,380
--------------------------------------------------------------------------------------------------
        Total Assets                                          $3,164,802                $3,097,047
==================================================================================================

Current Liabilities:
    Short-term borrowings                                     $  106,929                $   89,747
    Accounts payable                                             336,437                   310,754
    Other current liabilities                                    206,354                   230,423
--------------------------------------------------------------------------------------------------
        Total current liabilities                                649,720                   630,924
--------------------------------------------------------------------------------------------------

Long-Term Debt                                                   435,449                   488,548

Other Long-Term Liabilities                                      156,731                   154,131

Minority Interests                                               607,826                   587,668

Stockholders' Equity                                           1,315,076                 1,235,776
--------------------------------------------------------------------------------------------------
        Total Liabilities and Stockholders' Equity            $3,164,802                $3,097,047
==================================================================================================

                            SMITH INTERNATIONAL, INC.
                         SUPPLEMENTARY DATA - SCHEDULE I
                                 (In thousands)
                                   (Unaudited)



                                                     Three Months Ended March 31,
                                               ---------------------------------------
                                                   2004                         2003
--------------------------------------------------------------------------------------
SEGMENT DATA

REVENUES:
    M-I SWACO                                  $   519,085                   $ 416,289
    Smith Technologies                             125,341                      92,239
    Smith Services                                 111,064                      95,032
--------------------------------------------------------------------------------------
        Oilfield Products and Services             755,490                     603,560
    Wilson                                         262,298                     205,277
--------------------------------------------------------------------------------------
           Total                               $ 1,017,788                   $ 808,837
======================================================================================

OPERATING INCOME:
    Oilfield Products and Services             $   106,412                   $  68,933
    Distribution                                     3,066                      (4,099)
    General corporate                               (2,017)                     (1,680)
--------------------------------------------------------------------------------------
           Total                               $   107,461                   $  63,154
======================================================================================

OTHER DATA

OPERATING INCOME(a):
    Smith ownership interest                   $    79,928                   $  44,072
    Minority partner ownership interest             27,533                      19,082
--------------------------------------------------------------------------------------
           Total                               $   107,461                   $  63,154
======================================================================================

DEPRECIATION AND AMORTIZATION(a):
    Smith ownership interest                   $    20,533                   $  19,061
    Minority partner ownership interest              5,961                       5,323
--------------------------------------------------------------------------------------
           Total                               $    26,494                   $  24,384
======================================================================================

CAPITAL SPENDING(a)(b):
    Smith ownership interest                   $    17,712                   $  15,754
    Minority partner ownership interest              4,998                       4,945
--------------------------------------------------------------------------------------
           Total                               $    22,710                   $  20,699
======================================================================================


NOTE (a):
The Company derives a significant portion of its revenues and earnings from M-I SWACO and other joint venture operations. Consolidated operating income, depreciation and amortization and capital spending amounts have been broken out between the Company's portion and the minority partners' portion in order to aid in analyzing the Company's financial results.

NOTE (b):
Capital spending is reported gross and not reduced for the proceeds arising on lost-in-hole sales or sales of fixed asset equipment replaced. Total net capital spending was approximately $17.8 million and $16.3 million for the three months ended March 31, 2004 and 2003, respectively.

                            SMITH INTERNATIONAL, INC.
                        SUPPLEMENTARY DATA - SCHEDULE II
              RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
                      (In thousands, except per share data)
                                   (Unaudited)

                                                                   Three Months Ended
                                                            ----------------------------------
                                                            March 31,             December 31,
                                                              2004                     2003
----------------------------------------------------------------------------------------------
CONSOLIDATED OPERATING INCOME:
     GAAP consolidated operating income                      $107,461                $  97,368
     Non-cash charges (c)                                          --                    4,572
----------------------------------------------------------------------------------------------
          Non-GAAP consolidated operating income             $107,461                $ 101,940
==============================================================================================


DISTRIBUTION OPERATING INCOME:

     GAAP Distribution operating income                      $  3,066                $  (3,549)
     Non-cash charges(c)                                           --                    4,572
----------------------------------------------------------------------------------------------
          Non-GAAP Distribution operating income             $  3,066                $   1,023
==============================================================================================


DILUTED EARNINGS PER SHARE:
     GAAP diluted earnings per share                         $   0.44                $    0.38
     Non-cash charges, net of tax(c)                               --                     0.03
----------------------------------------------------------------------------------------------
          Non-GAAP diluted earnings per share                $   0.44                $    0.41
==============================================================================================

NOTE (c):
This amount consists of a $3.8 million pre-tax inventory-related charge and a $0.8 million pre-tax provision for estimated losses associated with the bankruptcy of a large industrial customer. On an after-tax basis, these charges approximated $3.0 million, or three cents per share.